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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                           Commission File Number    000-27421
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(Check One):
[ ] Form 10-K   [ ] Form 20-F  [ ] Form 11-K  [X] Form 10-Q  [ ] Form N-SAR

    For Period Ended:                      September 30, 2001
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[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

    For the Transition Period Ended:
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      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                       PART I -- REGISTRANT INFORMATION

                      Emergency Filtration Products, Inc.
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                            Full Name of Registrant


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                           Former Name if Applicable


                     4335 South Industrial Road, Suite 440
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           Address of Principal Executive Office (Street and Number)


                            Las Vegas, Nevada 89103
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                            City, State and Zip Code




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                       PART II--RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rules 12b-25(b), the following should be completed. (Check box if appropriate)

         [ ]              (a)  The reasons described in reasonable detail in
                               Part III of this form could not be eliminated without unreasonable effort or expense;

         [X]              (b)  The subject annual report, semi-annual
                               report, transition report on Form 10-K, Form
                               20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         [ ]              (c)  The accountant's statement or other exhibit
                               required by Rule 12b-25(c) has been attached if applicable.

                             PART III--NARRATIVE

The quarterly report of Emergency Filtration Products, Inc. (the "Company") on Form 10-Q could not be filed within the prescribed time period because the Company's quarterly financial statements were not completed and could not be completed within the prescribed time period without unreasonable effort or expense. Without complete quarterly financial statements, the narrative portions of the report could not be completed. As a result, the Company could not solicit and obtain the necessary review of the Form 10-Q and signature thereto by a majority of its board of directors in a timely fashion prior to the due date of the report. The Company anticipates that its report on Form 10-Q will be filed on or before the fifth calendar day following its prescribed due date.

See Exhibit 1


                          PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                 Peter Clark                  702               798-4541
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                   (Name)                 (Area Code)      (Telephone Number)


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(2)     Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                               [X] Yes    [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report of portion thereof?

                                                                  [ ] Yes [X] No

        If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                       EMERGENCY FILTRATION PRODUCTS, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date     November 14, 2001               By /s/ PETER CLARK
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                                           Peter Clark
                                           Corporate Secretary

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION

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   Intentional misstatements or omissions of fact constitute Federal Criminal
                         Violations (See 18 U.S.C. 1001)
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                                                 (Attach Extra Sheets If Needed)